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KINDRED HEALTHCARE, INC.

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Writer’s Fax No. (502) 596-4858

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Writer’s E-mail: joseph_landenwich@kindredhealthcare.com

April 28, 2008

Ms. Kathryn Cohen

RiskMetrics Group

2099 Gaither Road

Rockville, MD 20850-4045

RE:	Proposed Amendment to the Kindred Healthcare, Inc. 2001 Stock Incentive Plan, Amended and Restated

Dear Ms. Cohen:

I thought it would be helpful to relay the unique circumstances that we believe RiskMetrics should consider as it conducts its assessment of Kindred’s proposal to increase the number of shares authorized under the Kindred Healthcare, Inc. 2001 Stock Incentive Plan, Amended and Restated (the “Incentive Plan”).

Kindred, using the Compass software licensed by RiskMetrics, has determined that we would pass both the RiskMetrics burn rate test and CEO pay-for-performance test but may fail the RiskMetrics shareholder value transfer test. Nevertheless, we believe that the proposed increase in authorized shares under our Incentive Plan is appropriate and in the best interests of our shareholders.

Appropriate equity awards are critical to our ability to incentivize and retain key management personnel. We also believe that equity awards are the most effective way to align the interests of management and shareholders. The additional shares made available under the proposal will allow the Executive Compensation Committee of our Board of Directors to continue to use equity incentives as a key component of Kindred’s executive compensation program over the next three to four years.

In analyzing the shareholder value transfer test, we believe that RiskMetrics should take into account the following unique circumstances faced by Kindred:

•

Kindred is the largest post-acute healthcare provider in the United States, with over $4 billion in revenues and over 52,000 employees. The nature and scope of our businesses require us to recruit and retain highly qualified management personnel. Kindred has a relatively low market capitalization with approximately 38.5 million common shares outstanding. This low market capitalization limits our ability to use equity incentives without negatively impacting measures used by RiskMetrics.

Ms. Kathryn Cohen

RiskMetrics Group

April 28, 2008

•

Over the past three years, Kindred has repurchased approximately 6.4 million shares or 16.7% of our outstanding common stock. We believe that these repurchases were in our shareholders’ best interests over the long term. The effect of these repurchase programs has been a material reduction in our share count and aggregate market capitalization.

•

In July 2007, Kindred spun-off its institutional pharmacy business to its current shareholders in a transaction that also involved the merger of that business with the institutional pharmacy business of AmerisourceBergen Corporation (NYSE: ABC) to form a new, publicly traded company, PharMerica Corporation (NYSE: PMC) (the “Spin-off”). The Spin-off was strongly supported in the marketplace and unlocked for our shareholders further potential growth of a new, singularly focused company. The Spin-off also resulted in two unique circumstances that we believe RiskMetrics should consider:

—	Kindred’s market value (and 200-day average price) was negatively impacted by the distribution associated with the Spin-off. Kindred’s NYSE closing price was $6.20 less than the closing price on the day prior to the effective date of the Spin-off. As a result, the 200-day average trading price does not reflect the significant value generated for our shareholders from the Spin-off.

—	It was essential for our shareholders that the Spin-off receive tax-free treatment. Consistent with the tax-free nature of the transaction, all outstanding stock options were adjusted in accordance with the terms and conditions of our existing equity incentive plans and in accordance with Internal Revenue Service guidelines in order to preserve the intrinsic value of these options that existed immediately prior to the Spin-off. This adjustment increased the number of outstanding stock options by approximately 770,000. While this adjustment may negatively impact the RiskMetrics shareholder value transfer test, our Executive Compensation Committee believes that the adjustment was consistent with the terms of the option awards and inherently fair to our employees.

We urge you to take these unique circumstances into consideration as you assess the proposed increase in authorized shares available under our Incentive Plan. Please do not hesitate to contact me if you have any questions with respect to this letter or our proposal.

Sincerely, /s/ Joseph L. Landenwich Joseph L. Landenwich Senior Vice President of Corporate Legal Affairs and Corporate Secretary